Exhibit 99-B.4.62
                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract, and the Certificate if applicable, are endorsed as follows.

Delete Section 10.01, Death Benefit, and replace it with the following:

If a Participant dies during the Accumulation Phase, we pay a death benefit. If the Contract Beneficiary requests payment of the death benefit as a lump sum or Annuity option within six months of the Participant's death, the amount of the death benefit on the date we receive notice of death and a request for payment in Good Order is guaranteed to be the greater of:

              (a) The Individual Account value, minus any outstanding loan balance, plus any applicable aggregate positive MVA; or

              (b) The total of Contributions to the Individual Account, minus:

                     (1)    Any amount withdrawn,
                     (2)    Any outstanding loan balance,
                     (3)    Or any amount used to purchase Annuity payments.

Endorsed and made part of the Contract, and the Certificate if applicable, on the Contract Effective Date.


                                   /s/  Thomas J. McInerney
                                   ------------------------------------------
                                   President
                                   Aetna Life  Insurance and Annuity Company


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